Heaton & Company, PLLC
240 North East Promontory, Suite 200
Farmington, Utah 84025

Kristofer Heaton, CPA
William R. Denney, CPA

EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Koo’Toor Design, Inc.
116 Grove Street
Roseville, CA 95678

We hereby consent to the incorporation of our report dated July 12, 2016, with respect to the financial statements of Koo’Toor Design, Inc. for the period from May 4, 2016 (inception) through May 31, 2016, in the Registration Statement of Koo’Toor Design, Inc. on Form S-1 be filed on or about July 14, 2016.  We also consent to the use of our name and the references to us included in the Registration Statement.

/s/ Heaton & Company, PLLC
Heaton & Company, PLLC
Farmington, Utah
July 14, 2016

240 N. East Promontory
Suite 200
Farmington, Utah
84025

(T) 801.218.3523

heatoncpas.com